Exhibit 21
Wellman, Inc. and Subsidiaries
2007 Subsidiary Listing
ALG, Inc.
Carpet Recycling of Georgia, Inc.
CKB, Co.
DRS Holdings NV
Fiber Industries, Inc.
GuardWell Insurance Company
JCT, Ltd.
Josdav, Inc.
KRP, Ltd.
MED Resins, Inc.
Middlewich Limited
MRF, Inc.
Prince, Inc.
PTA Resources LLC
RGB Co.
Shobara Company
TMD, Co.
Warehouse Associates, Inc.
Wellman Fibres Limited
Wellman International Investments
Wellman of Mississippi, Inc.
Wellman PAC
Wellman UK Holdings Limited
Wellman Voluntary Employees Benefit Association